Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Chavant Capital Acquisition Corp.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 9, 2021, except for Note 4, as to which the date is June 25, 2021, relating to the financial statements of Chavant Capital Acquisition Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

June 25, 2021